Exhibit 99.1

PAULSON CAPITAL CORP. DECLARES
CASH DIVIDEND

PORTLAND, OR – March 29, 2012

Paulson Capital Corp. (Nasdaq: PLCC) today announced the Board of Directors approval of a cash dividend in the amount of $0.05 payable April 16, 2012 to shareholders of record April 4, 2012. The ex-dividend date will be April 2, 2012.

Chester L.F. Paulson, Chairman, stated:

“We are very pleased that we can show our continued appreciation to all the shareholders who have supported us.  This is our fourth cash dividend to date and reflects our commitment to being a public company and signals our confidence for the future.”

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest’s largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million.  Founded by Chet Paulson in 1970, it has managed or underwritten more than 165 public offerings and has generated more than $1 billion for client companies.

This release may contain “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties.  Actual results of achievements may be materially different from those expressed or implied.  The Company’s plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control.  In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company.  Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact: Chester L.F. Paulson – 503-243-6010